Exhibit 99.1

FOR IMMEDIATE RELEASE			April 22, 2011
Media Contact:	Jim McDonald,	(602) 250-3704, office (602) 321-3738, cell	Page 1 of 3
Analyst Contacts:	Rebecca Hickman, Geoffrey Wendt,	(602) 250-5668 (602) 250-5643
Website:	aps.com/newsroom
NRC GRANTS 20-YEAR LICENSE EXTENSION FOR PALO VERDE
Nuclear Power Plant Poised to Safely Provide Energy and Economic Benefits
to Arizona and the Southwest through Mid-Century
PHOENIX — After more than two years of intense review and scrutiny, the U.S. Nuclear Regulatory Commission (NRC) yesterday approved Palo Verde Nuclear Generating Station’s license renewal application. The operating licenses for all three Palo Verde units will be extended 20 years beyond the original 40-year licenses, allowing Unit 1 to operate through 2045, Unit 2 through 2046 and Unit 3 through 2047.
The approval brings great benefit to Arizona. Between Arizona Public Service, the plant’s operator and largest owner, and the Salt River Project, Palo Verde, with its 4,000 megawatts, supplies approximately one third of the base-load power used in the state.
“The ongoing operation of Palo Verde is important to a reliable and affordable energy future for Arizona,” said Don Brandt, APS Chairman and CEO. “For many more decades, Palo Verde will supply billions of kilowatt-hours that are safe, clean, low cost and secure.
“As our response to recent events in Japan demonstrates, Palo Verde and the entire U.S. nuclear power industry are committed to continuous learning and improvement to enhance safety,” Brandt said. “The NRC’s approval of the license renewal is a mandate for even greater commitment to safety at Palo Verde.”
License renewal for Palo Verde saves money for customers in three ways: (1) through lower fuel costs and avoidance of the need to build replacement generation; (2) through lower annual depreciation costs; and (3) through reduced annual decommissioning and spent nuclear fuel costs.
If Palo Verde were to cease operation at the end of its original license, replacement cost of natural gas generation — the least expensive alternative — would total $36 billion over the 20-year license renewal period.
Cost savings for depreciation and decommissioning are more immediate:

PALO VERDE RECEIVES LICENSE EXTENSION	April 22, 2011 Page 2 of 3
•	The rate request APS will file with the Arizona Corporation Commission on June 1 will be approximately $34 million lower because of reduced annual Palo Verde depreciation expenses as a result of the renewed license.
•	Similarly, decommissioning and spent nuclear fuel costs for the plant that are collected from customers will be reduced in early 2012 by approximately $10 million per year.
Along with the most reliable and lowest cost generation in the Southwest, Palo Verde continues to provide important environmental advantages because it does not emit greenhouse gases. Since it began operating, Palo Verde has offset the emission of nearly 484 million tons of carbon dioxide (or the equivalent of taking as many as 84 million cars off the road); more than 253 thousand tons of sulfur dioxide (a primary component of acid rain); and 618 thousand tons of nitrogen oxide (contributes to the formation of ground level smog).
Recent equipment upgrades and other significant activities have strongly positioned Palo Verde for continued safe and reliable operation including:
•	Replacement of Palo Verde’s most important components including steam generators, reactor vessel heads and low-pressure turbines in all three units.
•	A landmark 2010 water agreement between Palo Verde’s owners and the cities of Glendale, Mesa, Phoenix, Scottsdale and Tempe guaranteeing the supply of treated effluent for cooling water to the plant through 2050.
•	Revitalization of the plant’s cooling towers, an ongoing project that will extend through the next decade.
“Our mission is to safely and efficiently generate electricity for the long term,” said Randy Edington, Executive Vice President and Chief Nuclear Officer for APS. “We have worked very hard to demonstrate to the NRC through extensive inspections and audits that Palo Verde is prepared to operate for an additional 20 years. The plant is important to our customers, the economy and the environmental future of the Southwest, and we will always continue to strive to improve our performance at Palo Verde.”
The NRC was required by federal law to perform a rigorous and intrusive review of Palo Verde’s license renewal application. The review confirmed that the equipment and components essential to relicensing are correctly identified and the associated monitoring programs are comprehensive to ensure that the station will be able to operate safely. This process was completed by a team of NRC engineers and scientists conducting audits, inspections and walk-downs, interviews with Palo Verde personnel responsible for the components and programs, reviews of the application and additional information required by NRC regulation.

PALO VERDE RECEIVES LICENSE EXTENSION	April 22, 2011 Page 3 of 3
Public input was an essential part of the relicensing process for Palo Verde, including four meetings dedicated to comment from citizens and interested groups. The Advisory Committee for Reactor Safeguards, an independent NRC oversight board, conducted two additional public meetings. This committee comprehensively questioned Palo Verde and NRC staff involved with the relicensing process and ultimately concluded the operating license for Palo Verde should be renewed.
“A critical part of our operating philosophy has been public outreach, something that will not change,” said Edington. “When Palo Verde was first dedicated, it was called the ‘energy cornerstone of the Southwest.’ It has lived up to that promise and will continue as an essential part of our energy supply throughout its operating life.”
Palo Verde is the largest nuclear power plant in the nation serving more than four million customers in the Southwest. Since 1992, the facility also has been the largest power producer of any type in the U.S. In 2009, Unit 1 out-produced all other nuclear units in the world. In 2010, Unit 2 repeated the feat. In addition, a 2010 study showed that Palo Verde provides $1.8 billion in annual economic benefits to the state of Arizona, not including the value of the electricity generated at the plant.
Palo Verde is jointly owned by APS, Salt River Project, Southern California Edison Co., El Paso Electric Co., Public Service Co. of New Mexico, Southern California Public Power Authority and the Los Angeles Department of Water & Power. The plant is operated by APS.
APS, Arizona’s largest and longest-serving electric utility, serves more than 1.1 million customers in 11 of the state’s 15 counties. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW)

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. APS does not assume any obligation to update these statements, even if our internal estimates change, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution you not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by APS. These and other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West Capital Corporation/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which readers should review carefully before placing any reliance on our disclosures.